Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.

Reports First Quarter 2013 Results

First Quarter 2013 Highlights:

•	Revenues of $94.3 million, a 3% increase over 1Q2012

•	Net income per unit of $0.43, down from $0.47 in 1Q2012

•	Distributable cash flow of $44.5 million, a 10% decrease from 1Q2012

•	Distribution of $0.55 per unit

HOUSTON, May 6, 2013 – Natural Resource Partners L.P. (NYSE:NRP) today reported revenues of $94.3 million and distributable cash flow, a non-GAAP measure, of $44.5 million for the first quarter 2013. Net income per unit was $0.43 in the first quarter 2013 versus $0.47 per unit in the first quarter of 2012. Reconciliations of all non-GAAP numbers are included in the tables at the end of the release.

“Our first quarter results were in line with our expectations. As we entered 2013, we anticipated that our efforts to diversify through our investments in OCI Wyoming’s trona mining operation and in the Illinois Basin would help mitigate the soft Appalachian coal market in early 2013,” said Nick Carter, President and Chief Operating Officer. “We anticipate slight improvements in the coal markets occurring in the second half of the year.”

Highlights	Quarter Ended
	March	March	%
	2013	2012	Change
	(in thousands except per unit and per ton)
Revenues
Total revenues	$94,332	$91,872	3%
Coal production (tons)	13,833	12,115	14%
Coal royalty revenues	$54,442	$59,916	-9%
Average coal royalty revenue per ton	$3.94	$4.95	-20%
Revenues other than coal royalties	$39,890	$31,956	25%
Operating Expense	$31,804	$27,048	18%
Net income
Net income to limited partners	$46,948	$50,283	-7%
Net income per unit	$0.43	$0.47	-9%
Average units outstanding	108,887	106,028	3%
Distributable cash flow(1)	$44,485	$49,485	-10%

(1)	See Non-GAAP reconciliation

Revenues

Total revenues rose 3% to $94.3 million in the first quarter 2013. Revenues other than coal royalty revenues continued to drive the improvement in total revenues over the prior year, rising 25% to $39.9 million versus $32.0 million reported in the first quarter 2012. The significant increase was primarily due to $7.0 million in revenues attributable to OCI, as well as an $8.1 million gain associated with a swap of coal reserves, partially offset by a decrease of $7.1 million in minimums recognized as revenue.

While coal production increased 14% to 13.8 million tons in the first quarter 2013 versus the same quarter last year, coal royalty revenues decreased 9% to $54.4 million due to a 20% decrease in average coal royalty revenue per ton. The decrease is mainly associated with lower realizations in Central Appalachia for both metallurgical coal and steam coal.

NRP Reports 1Q2013 Results	Page 2 of 4

In addition, while production increases in all other regions except Central Appalachia more than offset the production decline in Central Appalachia, average coal royalty revenue per ton is lower in all other regions except for Northern Appalachia and the Illinois Basin. Metallurgical coal accounted for 27% of NRP’s production and 39% of its coal royalty revenues in the first quarter 2013 compared to 30% of production and 45% of coal royalty revenues in the first quarter 2012.

Operating Expenses

Total operating expenses for the first quarter totaled $31.8 million, an increase of $4.8 million over the first quarter of 2012. The increase was primarily due to increased depreciation, depletion and amortization as a result of higher production and $2.6 million in additional general and administrative expenses mainly associated with the partnership’s long term incentive plan.

Net income

Net income to the limited partners totaled $46.9 million for the first quarter 2013, a decrease of $3.3 million from the first quarter 2012. Net income per unit for the first quarter 2013 was $0.43 compared to $0.47 in 2012. Increased units outstanding during the period accounted for $0.01 of the change.

Distributable cash flow

Distributable cash flow declined $5.0 million from the first quarter 2012 to $44.5 million mainly due to lower coal royalty revenues.

First Quarter 2013 compared to Fourth Quarter 2012

Highlights	Quarter Ended
	March 2013	December 2012	% Change
	(in thousands, except per ton and per unit)
Total revenues	$94,332	$102,436	-8%
Coal production (tons)	13,833	17,012	-19%
Coal royalty revenues	$54,442	$67,681	-20%
Average coal royalty revenue per ton	$3.94	$3.98	-1%
Revenues other than coal royalty	$39,890	$34,755	15%
Operating expenses	$31,804	$29,230	9%
Net income to limited partners	$46,948	$58,905	-20%
Net income to the limited partners, before considering the impairment(1)	$47,233	$61,422	-23%
Net income per unit	$0.43	$0.56	-23%
Net income per unit, before considering the impairment(1)	$0.43	$0.58	-26%
Average units outstanding	108,887	106,028	3%
Distributable cash flow(1)	$44,485	$87,581	-49%

(1)	See Non-GAAP reconciliation

Revenues

Total revenues for the first quarter decreased 8% from the prior quarter to $94.3 million, predominantly due to a $13.2 million decrease in coal royalty revenues. Coal royalty revenues decreased 20% to $54.4 million due to lower production in all regions, particularly Appalachia, where production declined 2.3 million tons. This decrease was partially offset by a $5.1 million increase in revenues other than coal royalty revenues, in part due to the $7.0 million recognized on the equity investment in OCI.

Operating Expenses

Total operating expenses rose $2.6 million from the fourth quarter mainly due to increases in general and administrative expenses offset by lower depreciation, depletion and amortization as a result of decreased production in the first quarter.

Net income

Net income to the limited partner decreased $12.0 million in the first quarter from the previous quarter due to decreased coal royalty revenues. Net income per unit was $0.43 for the first quarter of 2013 compared to $0.56 per unit for the fourth quarter, which included an impairment of $2.6 million or $0.02 per unit.

NRP Reports 1Q2013 Results	Page 3 of 4

Distributable cash flow

As occurs in the first quarter of every year, NRP had a significant decline in distributable cash flow as compared to the fourth quarter mainly due to annually recurring changes in working capital. Distributable cash flow decreased in the first quarter 2013 by $43.1 million to $44.5 million from the fourth quarter 2012. The main factors were:

•	$13.2 million decrease in coal royalty revenues

•	$9.8 million in proceeds from right-of-way condemnation in the fourth quarter

•	$5.6 million in interest payments on the senior notes

•	$6.6 million paid in the first quarter under our incentive compensation plan

•	$5.4 million paid for property taxes, much of which will be reimbursed by lessees in future periods.

Acquisitions and Liquidity

In January 2013, NRP announced the acquisition of (1) a 48.51% general partner interest in OCI Wyoming L.P. and (2) 20% of the common shares and all of the preferred shares of OCI Wyoming Co. from subsidiaries of Anadarko Petroleum Corporation (NYSE:APC). NRP paid $292.5 million for the interests. The agreement also contains an earn-out provision, which would require NRP to pay Anadarko up to $50 million, on a net present value basis, over a three-year period if OCI Wyoming L.P. achieves specified revenue targets during that period. The acquisition was funded through a $200 million term loan, the issuance of $76.5 million in equity, including a general partner capital contribution of $1.5 million, and $16 million in cash. After the associated equity issuance, NRP now has 109,812,408 common units outstanding. NRP recognized $7.0 million in revenue associated with this acquisition in the first quarter and has received $20.6 million in distributions from OCI since the end of the quarter.

During the first quarter, NRP used its cash to pay $36.6 million in principal payments on its senior notes, an increase of $21.4 million over the first quarter of 2012.

At the end of the first quarter, NRP had approximately $228 million in liquidity, consisting of $76 million in cash and $152 million available under its credit facility.

Market Outlook

“Many of our lessees have indicated that they are beginning to see a slight improvement in the steam coal market due to recent increases in natural gas prices and longer than usual winter weather conditions in some parts of the country. Our Central Appalachian steam coal will be the last to benefit from rising natural gas prices but the Powder River Basin and Illinois Basin coals are already in the money at many power plants where they had been displaced by cheap gas just a few months ago. Certainly none of our lessees are rushing to reopen mines at today’s prices but any movement in the market is encouraging,” said Nick Carter.

NRP Reports 1Q2013 Results	Page 4 of 4

Distributions

As reported on April 23, 2013, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.55 per unit for the first quarter 2013.

Company Profile

Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.

For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

Disclosure of Non-GAAP Financial Measures

Distributable cash flow represents cash flow from operations, return on direct financing lease and contractual override and proceeds received from sales of assets. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.

Forward-Looking Statements

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

13-06	-Financial statements follow-

Natural Resource Partners L.P.

Operating Statistics

(in thousands except per ton data)

	Quarter Ended
	March	March
	2013	2012
	(unaudited)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$4,884	$3,007
Central	26,406	42,072
Southern	7,700	4,304

Total Appalachia	$38,990	$49,383
Illinois Basin	12,657	8,769
Northern Powder River Basin	2,129	1,462
Gulf Coast Lignite	666	302

Total	$54,442	$59,916

Coal royalty production (tons):
Appalachia
Northern	3,741	2,401
Central	5,120	6,535
Southern	1,104	553

Total Appalachia	9,965	9,489
Illinois Basin	2,894	2,091
Northern Powder River Basin	795	468
Gulf Coast Lignite	179	67

Total	13,833	12,115

Average royalty revenue per ton:
Appalachia
Northern	$1.31	$1.25
Central	5.16	6.44
Southern	6.97	7.78
Total Appalachia	3.91	5.20
Illinois Basin	4.37	4.19
Northern Powder River Basin	2.68	3.12
Gulf Coast Lignite	3.72	4.51
Combined average royalty revenue per ton	$3.94	$4.95
Aggregates:
Royalty revenues	$1,552	$1,716
Production	1,283	1,367
Average base royalty per ton	$1.21	$1.26
Oil and gas:
Revenues	$1,763	$1,388

Natural Resource Partners L.P.

Consolidated Statements of Comprehensive Income

(in thousands, except per unit data)

	Quarter Ended
	March	March
	2013	2012
	(unaudited)
Revenues:
Coal royalties	$54,442	$59,916
Equity and other unconsolidated investment income, net	7,048	—
Aggregate royalties	1,552	1,716
Processing fees	1,180	2,126
Transportation fees	4,925	4,108
Oil and gas royalties	1,763	1,388
Property taxes	3,947	4,488
Minimums recognized as revenue	4,591	11,714
Override royalties	4,905	5,142
Other	9,979	1,274

Total revenues	94,332	91,872
Operating expenses:
Depreciation, depletion and amortization	14,762	12,409
Asset impairments	291	—
General and administrative	11,586	8,950
Property, franchise and other taxes	4,351	5,016
Transportation costs	459	473
Coal royalty and override payments	355	200

Total operating expenses	31,804	27,048

Income from operations	62,528	64,824
Other income (expense)
Interest expense	(14,663)	(13,560)
Interest income	41	45

Income before non-controlling interest	$47,906	$51,309

Non-controlling interest	—	—

Net income	$47,906	$51,309

Net income attributable to:
General partner	$958	$1,026

Limited partners	$46,948	$50,283

Basic and diluted net income per limited partner unit:	$0.43	$0.47

Weighted average number of units outstanding:	108,887	106,028

Comprehensive income	$47,960	$51,319

Natural Resource Partners L.P.

Consolidated Statements of Cash Flow

(in thousands, except per unit data)

	Quarter Ended
	March	March
	2013	2012
	(unaudited)
Cash flows from operating activities:
Net income	$47,906	$51,309
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	14,762	12,409
Gain on reserve swap	(8,149)	—
Equity and other unconsolidated investment income, net	(7,048)	—
Distributions from unconsolidated investments	237	—
Non-cash interest charge, net	276	149
Gain on sale of assets	(150)	—
Asset impairment	291	—
Change in operating assets and liabilities:
Accounts receivable	(531)	(1,237)
Other assets	266	200
Accounts payable and accrued liabilities	(873)	1,083
Accrued interest	(1,925)	(2,895)
Deferred revenue	4,506	(2,449)
Accrued incentive plan expenses	(3,255)	(6,592)
Property, franchise and other taxes payable	(2,400)	(2,492)

Net cash provided by operating activities:	43,913	49,485

Cash flows from investing activities:
Acquisition of land and mineral rights	—	(67,726)
Acquisition of equity interests	(292,939)	—
Proceeds from sale of assets	154	—
Return on direct financing lease and contractual override	418	—
Investment in direct financing lease	—	(59,009)

Net cash used in investing activities	(292,367)	(126,735)

Cash flows from financing activities:
Proceeds from loans	200,000	47,000
Repayment of loans	(36,622)	(15,191)
Deferred financing costs	(1,621)	—
Proceeds from issuance of common units	75,000	—
Capital contribution by general partner	1,531	—
Costs associated with equity transactions	(47)	—
Distributions to partners	(63,058)	(62,077)

Net cash provided by (used in) financing activities	175,183	(30,268)

Net (decrease) in cash and cash equivalents	(73,271)	(107,518)
Cash and cash equivalents at beginning of period	149,424	214,922

Cash and cash equivalents at end of period	$76,153	$107,404

Supplemental cash flow information:
Cash paid during the period for interest	$16,301	$16,292

Natural Resource Partners L.P.

Consolidated Balance Sheets

(in thousands, except for unit information)

	March 31,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$76,153	$149,424
Accounts receivable, net of allowance for doubtful accounts	34,591	35,116
Accounts receivable—affiliates	12,978	10,613
Other	802	1,042

Total current assets	124,524	196,195
Land	24,340	24,340
Plant and equipment, net	30,834	32,401
Mineral rights, net	1,375,972	1,380,428
Intangible assets, net	69,808	70,811
Equity and other unconsolidated investments	298,620	—
Loan financing costs, net	5,648	4,291
Long-term contracts receivable—affiliate	55,021	55,576
Other assets, net	604	630

Total assets	$1,985,371	$1,764,672

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$3,345	$3,693
Accounts payable—affiliates	432	957
Current portion of long-term debt	58,858	87,230
Accrued incentive plan expenses—current portion	6,237	7,718
Property, franchise and other taxes payable	5,552	7,952
Accrued interest	8,340	10,265

Total current liabilities	82,764	117,815
Deferred revenue	127,894	123,506
Accrued incentive plan expenses	7,091	8,865
Long-term debt	1,088,789	897,039
Partners’ capital:
Common units outstanding (109,812,408 and 106,027,836)	666,523	605,019
General partner’s interest	11,283	10,026
Non-controlling interest	1,416	2,845
Accumulated other comprehensive loss	(389)	(443)

Total partners’ capital	678,833	617,447

Total liabilities and partners’ capital	$1,985,371	$1,764,672

Natural Resource Partners L.P.

Reconciliation of GAAP Financial Measurements

to Non-GAAP Financial Measurements

(in thousands)

Reconciliation of GAAP “Net cash provided by operating activities”

to Non-GAAP “Distributable cash flow”

	Quarter Ended
	March	March
	2013	2012
	(unaudited)
Net cash provided by operating activities	$43,913	$49,485
Return on direct financing lease and contractual override	418	—
Proceeds from sale of assets	154	—

Distributable cash flow	$44,485	$49,485

Reconciliation of GAAP “Net cash provided by operating activities”

to Non-GAAP “Distributable cash flow”

	Quarter Ended
	March	December
	2013	2012
	(unaudited)
Net cash provided by operating activities	$43,913	$77,536
Return on direct financing lease and contractual override	418	270
Proceeds from sale of assets	154	9,775

Distributable cash flow	$44,485	$87,581

Reconciliation of GAAP “Net income attributable to the limited partners”

to Non-GAAP “Net income attributable to the limited partners before considering the impairment”

	Quarter Ended
	March	December
	2013	2012
	(unaudited)
Net income attributable to the limited partners
Net income as reported	$47,906	$60,107
Impairments	$291	$2,568
Net income before considering the impairment	$48,197	$62,675
Net income, before considering the impairment, attributable to:
General partner	$964	$1,254
Limited partners	$47,233	$61,422

Reconciliation of GAAP “Basic and diluted net income per unit”

to Non-GAAP “Net income per unit before considering the impairment”

	Quarter Ended
	March	December
	2013	2012
	(unaudited)
Net income per unit
Net income per unit as reported	$0.43	$0.56
Adjustment for impairments	$0.00	$0.02
Net income per limited partner unit, before considering the impairment	$0.43	$0.58
Weighted number of units outstanding	108,887	106,028

*	Numbers may not add due to rounding